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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
March 25, 2004

Contact:  John Breed
          Director, Media and Government Relations
         (713) 209-8835


                     COOPER INDUSTRIES ACQUIRES RSA LIGHTING

HOUSTON, TX, March 25, 2004 - Cooper Industries, Ltd. (NYSE:CBE) today announced that it has acquired RSA Lighting, a Chatsworth, California-based privately held manufacturer of specification and commercial grade lighting fixtures. RSA's product line includes architectural ceiling-mounted downlighting for recessed applications, particularly applicable for boutique retail and high-end residential uses. RSA will become part of the Cooper Lighting division of Cooper Industries.

      "The acquisition of RSA builds on our strategy to expand the architectural product line of our Cooper Lighting division," said H. John Riley, Jr., chairman, president and chief executive officer, Cooper Industries. "We look forward to being able to use Cooper Lighting's marketing and sales network to increase sales of RSA products and further expand Cooper Lighting's participation and growth in these key lighting markets."

      Cooper Lighting, a division of Cooper Industries, manufactures fluorescent, incandescent and HID lighting fixtures for indoor and outdoor use. Cooper Lighting's products are used in homes and commercial buildings, including landscapes, shopping centers, sports facilities, parking lots, high-security areas and industrial plants. Headquartered in Peachtree City, Georgia, Cooper Lighting has manufacturing facilities in eight domestic and four international locations and approximately 6,800 employees worldwide.

                                     -more-
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COOPER INDUSTRIES                                                         PAGE 2


      Cooper Industries, Ltd., with 2003 revenues of $4.1 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company's administrative headquarters are in Houston, Texas. Cooper has more than 27,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company's Internet site, www.cooperindustries.com.

      Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company's earnings outlook and revenue growth. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to, the timing of integrating the acquired company into Cooper's Electrical Products segment, competitive pressures and future global economic conditions, including the level of market demand for the Company's products.

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